Exhibit 99

Contact: Kevin Karas Chief Financial Officer National Research Corporation 800-388-4264 kkaras@nationalresearch.com	FOR IMMEDIATE RELEASE

National Research Corporation Announces the Promotion of Steve Jackson to President

Lincoln, Nebraska, October 1, 2015 – Today, National Research Corporation (NASDAQ: NRCIA and NRCIAB) announced the promotion of Steve Jackson to the position of President. Mr. Jackson will work alongside Founder and CEO, Michael D. Hays and the management team to fulfill and further the National Research mission of empowering customer-centric health.

“On behalf of National Research and its board of directors, it’s with great pleasure that I announce Steve Jackson as our new President. Steve’s leadership and prior professional experience will ensure we preserve our strong heritage while embracing the changing needs of our customers. His passion for elevating patient-centered healthcare is fundamental to National Research’s culture and values,” said Mr. Hays.

Over the past 18 years, Steve has lived his commitment to advancing patient-centered care working with leading academic medical centers, health systems, community hospitals, and children’s hospitals to address their most pressing strategic, operational, financial, and clinical imperatives.

“This announcement comes at a time of great opportunity for growth at National Research. Steve’s vision to unify the company’s brand, position, and products will have far-reaching benefits for our customers, partners, and associates,” Mr. Hays continued.

Mr. Jackson was appointed President after serving as National Research Group President from October 2014 to September 2015. In that role, he oversaw the company’s Market Insights, Reputation and Predictive Analytics business units.

Prior to joining the Company, Mr. Jackson served as Chief Strategy Officer for Vocera Communications where he was employed from 2007 to 2014. He also served as Chief Operating Officer for ExperiaHealth, a subsidiary of Vocera. Earlier in his career he held positions of increasing responsibility at The Advisory Board Company, Neoforma, and Stockamp & Associates. Mr. Jackson graduated with honors from the University of California, Davis.

About National Research Corporation

For more than 30 years, National Research Corporation (NASDAQ:NRCIA and NRCIB) has been at the forefront of patient-centered care. Today, the company's focus on empowering customer-centric healthcare across the continuum extends patient-centered care to incorporate families, communities, employees, senior housing residents, and other stakeholders.

National Research is headquartered in Lincoln, Nebraska. For more information, call 800-388-4264, write to info@nationalresearch.com, or visit www.nationalresearch.com.

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